Exhibit 99.1

News Release NYSE: BGH	BUCKEYE GP HOLDINGS L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	09-01
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE GP HOLDINGS L.P. REPORTS 2008 FOURTH QUARTER AND
YEAR-END RESULTS AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA — February 2, 2009. . . Buckeye GP Holdings L.P. (NYSE:BGH) (“BGH”) today reported its financial results for the fourth quarter of 2008 as well as the full year.  BGH’s net income for the fourth quarter of 2008 was $8.1 million, or $0.29 per common unit, compared with net income of $7.8 million, or $0.27 per common unit, for the fourth quarter of 2007.  Revenue in the fourth quarter of 2008 increased to $527.7 million from revenue of $143.8 million in the fourth quarter of 2007.  Operating income increased in the fourth quarter of 2008 to $70.2 million from $56.3 million in the fourth quarter of 2007.

BGH reported net income for the full year 2008 of $26.5 million, or $0.94 per common unit, compared with net income in 2007 of $22.9 million, or $0.81 per common unit.  Revenue in 2008 increased to $1.897 billion from revenue in 2007 of $519.3 million.  Operating income in 2008 increased to $246.5 million from operating income in 2007 of $195.4 million.

BGH owns the general partner interest and incentive distribution rights associated with Buckeye Partners, L.P. (NYSE:BPL) (“BPL”) and reports its financial results on a consolidated basis with the financial results of BPL.  BGH currently has no operating activities separate from those conducted by BPL, and its cash flow is derived solely from cash distributions received from BPL and BPL’s subsidiary operating partnerships.

The Board of Directors of MainLine Management LLC, the general partner of BGH, declared a regular quarterly cash distribution of $0.33 per common unit, or $1.32 per common unit on an annual basis, payable on February 27, 2009, to unitholders of record

(more)

on February 12, 2009.  This cash distribution represents an increase in the quarterly distribution of 3.1 percent compared to the quarterly cash distribution of $0.32 paid in November 2008.

BGH will host a conference call to discuss its financial results for the fourth quarter and full year 2008 on Tuesday, February 3, 2009, at 11:00 a.m. Eastern Time.  Investors are invited to listen to the conference call via the Internet, on either a live or replay basis at: http://www.videonewswire.com/event.asp?id=55222.  Interested parties may participate in the call by joining the conference at (785) 830-7990 and referencing conference ID 7464645.  An audio replay of the conference call also will be available through February 8, 2009 by dialing (719) 457-0820 and referencing code 7464645.

Buckeye GP Holdings L.P. is a publicly traded partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also indirectly owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should”, and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of Buckeye GP Holdings L.P.  Among them are (1) our expected receipt of distributions and incentive distributions from Buckeye Partners, L.P. (“Buckeye”), (2) conflicts of interest between Buckeye, its general partner, and us, and (3) changes in laws or regulations to which we or Buckeye are subject, including those that permit the treatment of Buckeye and us as partnerships for federal income tax purposes.  Additionally, Buckeye’s ability to generate cash sufficient to make distributions to us is subject to the following factors:  (1) terrorism, adverse weather conditions, environmental releases, and natural disasters; (2) changes in the marketplace for Buckeye’s products or services, such as increased competition, better energy efficiency, or general reductions in demand; (3) adverse regional or national economic conditions or adverse capital market conditions; (4) shutdowns or interruptions at the source points for the products Buckeye transports, stores, or sells; (5) unanticipated capital expenditures in connection with the construction, repair, or replacement of Buckeye’s assets; (6) volatility in the price of refined petroleum products and the value of natural gas storage services; and (7) nonpayment or nonperformance by Buckeye’s customers. You should read our Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE GP HOLDINGS L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months		Twelve Months
	Ended		Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Product sales	$370,886	$3,411	$1,304,097	$10,680
Transportation and other	156,772	140,388	592,555	508,667
Total revenue	527,658	143,799	1,896,652	519,347

Costs and expenses:
Cost of product sold	360,972	3,319	1,274,135	10,473
Operating expenses	72,481	66,634	281,965	245,271
Depreciation and amortization	12,767	10,117	50,834	40,236
General and administrative	11,277	7,446	43,226	28,014
Total costs and expenses	457,497	87,516	1,650,160	323,994

Operating income	70,161	56,283	246,492	195,353

Other income (expenses):
Investment income	408	430	1,553	1,490
Interest and debt expense	(19,719)	(12,030)	(75,410)	(51,721)
Total other expense	(19,311)	(11,600)	(73,857)	(50,231)

Income before equity income and non-controlling interest expense	50,850	44,683	172,635	145,122
Equity income	2,186	1,287	7,988	7,553
Non-controlling interest expense	(44,959)	(38,197)	(154,146)	(129,754)

Net income	$8,077	$7,773	$26,477	$22,921

Net income per partnership unit
Diluted	$0.29	$0.27	$0.94	$0.81

Weighted average number of units outstanding:
Diluted	28,300	28,300	28,300	28,300

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